EXHIBIT 11.1
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COMPUTATION OF EARNINGS PER SHARE
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CAROLINA FIRST CORPORATION AND SUBSIDIARIES



                                                                                    FOR THE YEAR ENDED
                                                                                    DECEMBER 31, 1999
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
BASIC
Net income .......................................................................   $    27,151,000
Less dividends on preferred stock ................................................                --
                                                                                     ---------------
Net income applicable to common shareholders (numerator) .........................   $    27,151,000
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Average common shares outstanding (denominator) ..................................        25,248,900

Per share amount .................................................................   $          1.08
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DILUTED
Net income (numerator) ...........................................................   $    27,151,000

Average common shares outstanding ................................................        25,248,900
Dilutive average shares outstanding under options ................................           992,284
Exercise prices ..................................................................   $3.55 to $21.75
Assumed proceeds on exercise .....................................................   $    14,436,185
Average market value per share ...................................................   $         22.43
Less: Treasury stock purchased with the assumed proceeds from exercise of options            643,611
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Adjusted average shares ..........................................................        25,597,573
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Convertible preferred stock assumed converted ....................................                --
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Average diluted shares outstanding (denominator) .................................        25,597,573
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Per share amount .................................................................   $          1.06
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